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Exhibit 10.37

REIT CONTRIBUTION AGREEMENT

DATED AS OF JUNE 15, 2006

BY AND AMONG

DOUGLAS EMMETT, INC.,

DOUGLAS EMMETT PROPERTIES, LP,

DOUGLAS EMMETT REALTY ADVISORS,

ABERDEEN PROPERTIES, A CALIFORNIA LIMITED PARTNERSHIP,

CORAL REALTY, A CALIFORNIA LIMITED PARTNERSHIP,

EA REALTY, A CALIFORNIA LIMITED PARTNERSHIP,

NEW SEPTEMBER, LLC

AND

THE CONTRIBUTORS SIGNATORY HERETO

i

DEFINED TERMS

TERM	SECTION
Accredited Investor	Section 6.02
Additional Contributions	Section 1.02
Adjusted Net Operating Income	Section 1.04
Affiliate	Section 6.02
Agreement	Introduction
Allocated Share	Section 1.02
Alternative Division	Section 1.07
Articles	Section 3.05
Business Day	Section 6.02
Capital Expense Allowance	Section 6.02
Claim	Section 3.10
Claim Notice	Section 3.10
Closing	Section 2.02
Closing Date	Section 2.02
Code	Section 6.02
Consent Form	Section 6.02
Contributed Interest	Section 6.02
Contributor	Introduction
Contributor Indemnified Party	Section 3.10
DE2005 REIT	Recitals
DECO	Recitals
DERA	Recitals
DERA/DECO Mergers	Recitals
DERA Funds	Recitals
DERF 2005	Recitals
DERF 2005 Investment Amount	Section 1.02
DERF 2005 Partnership Agreement	Section 1.02
Douglas Emmett Entities	Recitals
Dispute	Section 6.08
Elected REIT Share Percentage	Section 6.02
Expiration Date	Section 3.10
Formation Transaction Documentation	Recitals
Formation Transactions	Recitals
Fund Merger	Recitals
Fund Value	Section 1.02
Governmental Authority	Section 6.02
HBRCT	Section 1.02
Institutional Funds	Recitals
Investment Funds	Recitals
Losses	Section 3.10
IPO	Recitals
IPO Price	Section 6.02
Laws	Section 6.02
Liens	Section 6.02
Management Companies	Recitals
Material Adverse Effect	Section 6.02
Maximum Cash Percentage	Section 6.02

Non-Performing Contributor	Section 1.01
OP Units	Recitals
Operating Partnership	Introduction
Organizational Agreements	Section 1.01
Outside Date	Section 2.06
Percentage Allocated Share	Section 1.02
Person	Section 6.02
Pre-Formation Interest	Recitals
Pre-Formation Participants	Recitals
Principals	Section 6.02
Properties	Section 6.02
Prospectus	Section 6.02
REIT	Introduction
REIT Common Stock	Recitals
REIT Share Consideration	Section 1.02
REIT Shares	Recitals
REIT Subsidiary	Section 3.01
Representation, Warranty and Indemnity Agreement	Section 6.02
Securities Act	Section 6.02
Single Asset Entities	Recitals
Special Investment Amount	Section 1.02
Subsidiary	Section 6.02
Tax	Section 6.02
Third Party Claims	Section 3.10
Total Formation Transaction Value	Section 1.02
Valid Election	Section 6.02

REIT CONTRIBUTION AGREEMENT

        THIS REIT CONTRIBUTION AGREEMENT is made and entered into as of June 15, 2006 (this "Agreement"), by and among Douglas Emmett, Inc., a Maryland corporation (the "REIT"), Douglas Emmett Properties, LP, a Delaware limited partnership and Subsidiary of the REIT (the "Operating Partnership") (solely with respect to Section 1.01(b)), Douglas Emmett Realty Advisors, a California corporation ("DERA"), acting in its capacity as general partner of the DERA Funds (defined below) (solely with respect to Sections 1.01 and 7.15), Aberdeen Properties, a California limited partnership, Coral Realty, a California limited partnership, EA Realty, a California limited partnership, and New September, LLC, a California limited liability company, each acting in its capacity as general partner or manager, as the case may be, of the Single Asset Entities (defined below) (in each case solely with respect to Sections 1.01 and 6.15), and the contributors whose names appear on Schedule I hereto (each a "Contributor" and, collectively, the "Contributors").

RECITALS

        WHEREAS, the REIT desires to consolidate the ownership of a portfolio of office, residential and other properties currently owned or ground leased, directly or indirectly, by (i) certain institutional funds (the "Institutional Funds") and certain investment funds (the "Investment Funds"), in each case identified as such on Exhibit A hereto (collectively, the "DERA Funds"), for which Douglas Emmett Realty Advisors, a California corporation ("DERA"), acts as the general partner, and (ii) certain single asset entities managed by Affiliates of DERA identified as such on Exhibit Ahereto (the "Single Asset Entities"), whereby the REIT will acquire directly or indirectly all of the outstanding interests in the DERA Funds and the Single Asset Entities;

        WHEREAS, immediately following the execution of this Agreement, (A) the REIT and the Operating Partnership will enter into (i) an agreement and plan of merger with each DERA Fund (other than Douglas Emmett Realty Fund 2005, a California limited partnership ("DERF 2005")) pursuant to which a wholly owned subsidiary of the Operating Partnership will merge with and into each DERA Fund, in each case, with the DERA Fund as the surviving entity (each a "Fund Merger" and, collectively, the "Fund Mergers") and, as a result thereof, the REIT will acquire directly or indirectly the profits interests and limited partnership interests in such DERA Funds (other than the interests of three funds identified as the "Investment Funds" in Exhibit A) in consideration of each such interest's allocated share of the respective value of such DERA Fund (other than the Investment Funds' allocated shares and DERA's allocated shares, which shall have previously been acquired, directly or indirectly, by the REIT), (ii) an agreement and plan of merger with each of the Investment Funds pursuant to which the REIT will acquire directly or indirectly all interests in the Investment Funds in consideration of each of the Investment Fund's allocated share of the respective value of the DERA Funds in which they own an interest, and (iii) an agreement and plan of merger with each of the Single Asset Entities pursuant to which the REIT will acquire directly or indirectly all interests in the Single Asset Entities, and (B) the REIT will enter into an agreement and plan of merger with DERF 2005 and Douglas Emmett 2005 REIT, Inc., a Maryland corporation and Subsidiary of DERF 2005 ("DE2005 REIT"), pursuant to which DERF 2005 would first be merged into DE2005 REIT and then the REIT would acquire the interests in DE2005 REIT;

        WHEREAS, the REIT desires to acquire DERA and Douglas, Emmett and Company, a California corporation ("DECO"), by merger (the "DERA/DECO Mergers"), and the Operating Partnership desires to acquire by contribution P.L.E. Builders, Inc., a California corporation (together with DERA and DECO, the "Management Companies"; the Management Companies, the DERA Funds and the Single Asset Entities are collectively referred to as the "Douglas Emmett Entities"; the transactions contemplated by this Agreement and the other Formation Transaction Documentation are hereinafter referred to as the "Formation Transactions"; the "Pre-Formation Participants" are the holders of the equity interests (including the profits interests and the general and limited partnership interests) in all of the Douglas Emmett Entities immediately prior to the Formation Transactions, and such interests held by Pre-Formation Participants are hereinafter referred to as "Pre-Formation Interests"; and the "Formation Transaction Documentation" means all of the merger agreements and contribution agreements (including this Agreement), substantially in the forms accompanying the Request for Consent dated March 24, 2006 and identified in Exhibit B hereto, pursuant to which all of the equity interests in the Douglas Emmett Entities held by the Pre-Formation Participants are to be acquired as part of the Formation Transactions);

        WHEREAS, the Formation Transactions relate to the proposed initial public offering (the "IPO") of the common stock, par value $.01 per share ("REIT Common Stock"), of the REIT, which will operate as a self-administered and self-managed real estate investment trust within the meaning of Section 856 of the Code;

        WHEREAS, in the case of a Valid Election to receive shares of REIT Common Stock ("REIT Shares"), pursuant to and in accordance with the terms of the applicable Formation Transaction Documentation, prior to the effective time of the mergers contemplated therein, the holder of any Pre-Formation Interest for which a Valid Election to receive REIT Shares has been made (other than Pre-Formation Interests with respect to DERF 2005 and Pre-Formation Interests held by Non-Performing Contributors (defined below)) will, in lieu of converting such Pre-Formation Interest pursuant to the applicable merger, directly contribute such Pre-Formation Interest to the REIT in exchange for REIT Shares pursuant to this Agreement;

        WHEREAS, each Contributor has made a Valid Election to receive REIT Shares with respect to all or a portion of its Pre-Formation Interests as set forth on such Contributor's Consent Form and Schedule I hereto;

        WHEREAS, prior to the effective time of the applicable mergers contemplated in certain of the other Formation Transaction Documentation, each Contributor desires to contribute to the REIT, and the REIT desires to acquire from such Contributor, all of such Contributor's right, title and interest as a holder of Pre-Formation Interests, including, without limitation, all of such Contributor's voting rights and interests in the capital, profits and losses of the applicable Douglas Emmett Entity, constituting all of such Contributor's interest in respect of its Contributed Interest, in exchange for REIT Shares, and such exchange is expected to constitute a taxable exchange for United States Federal income tax purposes;

        WHEREAS, upon receipt of the Contributed Interests and prior to the effective time of the applicable mergers contemplated in the Formation Transaction Documentation, the REIT shall contribute the Contributed Interests to the Operating Partnership in exchange for that number of units of limited partnership in the Operating Partnership ("OP Units") equal to the number of REIT Shares issued by the REIT to the Contributors;

        WHEREAS, as part of the Formation Transactions, subject to the completion of the IPO and the terms and conditions of certain of the Formation Transaction Documentation, the Pre-Formation Interests of the Pre-Formation Participants, other than the Contributed Interest (which the REIT previously contributed to the Operating Partnership), will be converted in a series of mergers as set forth in the applicable Formation Transaction Documentation into the right to receive cash, OP Units, REIT Shares, or any combination of the foregoing, in exchange for the consideration set forth therein;

        WHEREAS, the Board of Directors of the REIT has (i) approved this Agreement and (ii) determined that each of this Agreement and the transactions contemplated hereby are in the best interests of the REIT; and

        WHEREAS, all necessary approvals have been obtained by the parties to this Agreement and the other transactions contemplated by the Formation Transaction Documentation.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

CONTRIBUTION

        Section 1.01    CONTRIBUTION TRANSACTION; ASSIGNMENT AND ASSUMPTION.     At the Closing and subject to the terms and conditions contained in this Agreement, the following transactions shall be consummated:

        (a)    Contribution by Contributors.

            (i)  In consideration of the REIT Share Consideration as provided in Section 1.02, each Contributor hereby assigns, sets over, and transfers to the REIT, absolutely and unconditionally and free and clear of all Liens (other than those arising under the Organizational Agreements governing such Contributor's Contributed Interest), all of its right, title and interest in and to its Contributed Interest, including all rights to indemnification in favor of such Contributor under the partnership, limited liability company or similar agreement(s) of the applicable Douglas Emmett Entities (the "Organizational Agreements") governing the Contributed Interest; provided, that the REIT accepts the assignment by such Contributor and agrees to be bound by the terms of the Organizational Agreements governing such Contributor's Contributed Interest and undertakes, assumes and agrees punctually and faithfully to perform, pay or discharge when due and otherwise in accordance with its terms, all agreements, covenants, conditions, obligations and liabilities of such Contributor in the applicable Douglas Emmett Entities with respect to such Contributor's Contributed Interest on or after the Closing Date.

           (ii)  In accordance with the terms of the Organizational Agreements governing such Contributor's Contributed Interest, this Agreement shall serve as notice to the general partner or manager, as the case may be, of each of the applicable Douglas Emmett Entities of the transfer of such Contributor's Contributed Interest, and such general partner or manager, as the case may be, of each of the applicable Douglas Emmett Entities consents to, and agrees and acknowledges that all requirements and conditions for such transfer and the admission of the REIT as a substituted limited partner or member, as the case may be, have been satisfied or otherwise waived.

          (iii)  All of the parties hereto agree that, as a result of the assignment and assumptions hereunder, for purposes of the Organizational Agreements governing such Contributor's Contributed Interest, the REIT shall be a substituted limited partner or member, as the case may be, of the applicable Douglas Emmett Entity.

          (iv)  Notwithstanding anything herein to the contrary, in the event that a Contributor fails to perform under this Agreement as a result of a breach by such Contributor hereunder which breach has not been waived by the Closing (a "Non-Performing Contributor"), such Contributor's Contributed Interest shall not be contributed hereunder but shall instead be treated as a .Pre-Formation Interest that is converted into the right to receive REIT Shares in the applicable merger in accordance with the terms of the applicable Formation Transaction Documentation.

        (b)    Contribution by REIT.

            (i)  Immediately upon receipt of the Contributed Interests from the Contributors and payment of the REIT Share Consideration (defined below) in accordance with Section 1.02, and subject to the terms and conditions contained in this Agreement, the REIT shall contribute and transfer the Contributed Interests to the Operating Partnership, on the same basis as the Contributors contributed such interests to the REIT pursuant to clause (a) above, and the provisions of such clause (a) shall apply mutatis mutandis to such contribution and transfer, and, accordingly, all of the parties hereto agree that the Operating Partnership shall be a substituted limited partner or member, as the case may be, of the applicable Douglas Emmett Entities.

           (ii)  In exchange for such Contributed Interests, the Operating Partnership shall issue to the REIT that number of OP Units equal to the number of REIT Shares issued to the Contributors as REIT Share Consideration.

        Section 1.02    CONSIDERATION.

        (a)   Under and subject to the terms and conditions of the respective Formation Transaction Documentation, as the result of an irrevocable election indicated on a Consent Form submitted by a Pre-Formation Participant or as a result of the failure of a Pre-Formation Participant to submit a Consent Form, each Pre-Formation Participant is irrevocably bound to accept and entitled to receive, either pursuant to this Agreement or as a result of and upon consummation of the other Formation Transactions, a specified share of the pre-IPO equity value of the Douglas Emmett Entities in the form of the right to receive cash, REIT Shares or OP Units. The "Total Formation Transaction Value" means the aggregate dollar value of (i) the cash, (ii) the REIT Shares and (iii) the OP Units that are allocated to all Pre-Formation Participants in the Formation Transactions (for all purposes under this Section 1.02, any REIT Shares and OP Units shall be valued at the IPO Price), which shall not be less than $1.0 billion, shall be determined by the REIT acting in good faith based upon the pricing in the IPO and the number of REIT Shares sold in the IPO (excluding the over-allotment option, if any) and shall be specified by the REIT in the final IPO prospectus. The amount of cash included in the Total Formation Transaction Value shall not be less than 90% of the difference between the aggregate net proceeds from the IPO (excluding the over-allotment option, if any) and 100% of the payments for the preferred equity held by The Prudential Insurance Company of North America, Inc. in the DERA Funds. For all purposes under this Section 1.02, any REIT Shares so paid and issued will be valued at the IPO Price.

        (b)   "Fund Value" means for each Institutional Fund and each Single Asset Entity (i) the respective percentage for such Douglas Emmett Entity set forth in the Duff & Phelps LLC fairness opinion dated February 14, 2006, multiplied by (ii) an amount equal to (A) the Total Formation Transaction Value less (B) the Special Investment Amount. The "Special Investment Amount" means the sum of (i) 100% of the aggregate amount, during the period commencing on July 1, 2005 and ending on the Closing Date (defined below) of (x) Capital Contributions (as defined in the Restated Agreement of Limited Partnership of DERF 2005 dated as of March 10, 2005, as amended) (the "DERF 2005 Partnership Agreement") made to DERF 2005 by its partners and (y) Capital Contributions (as defined in the Limited Liability Company Agreement of DEGA, LLC, a Delaware limited liability company, dated as of January 3, 2005) made by HBRCT LLC, a Hawaii limited liability company ("HBRCT"), if any (such capital contributions by the DERF 2005 partners and HBRCT, if any, are collectively referred to as the "Additional Contributions"), plus (ii) a return on such Additional Contributions at an annualized rate of ten percent (10%) for the period commencing on the date on which each such Additional Contribution is made and ending on the Closing Date (for purposes of calculating the return, a capital contribution shall be deemed made on the date due, or if made after the due date, on the date received) (the amounts under clauses (i) and (ii) are collectively referred to as the "DERF 2005 Investment Amount"), plus (iii) the $60,000,000 contributed to DERA on March 15, 2006 less the amount of any Additional Contributions made by DERA to DERF 2005 after such date. An amount (the "Allocated Share") of the Fund Value of each Institutional Fund or Single Asset Entity, as the case may be, shall be allocated to each Pre-Formation Interest or portion thereof in such Douglas Emmett Entity in accordance with the applicable distribution provisions of the Organizational Agreements of such Institutional Fund or Single Asset Entity (Section 5.3 of each Institutional Fund partnership agreement and the comparable provision of the applicable Single Asset Entity Organizational Agreement), treating the Allocated Share as a distribution of distributable net proceeds from sales in accordance therewith, it being expressly acknowledged and agreed by the parties hereto that such distribution provisions shall apply to such allocations. Each Pre-Formation Participant in each Investment Fund shall be entitled to its Percentage Allocated Share (as defined in the Investment Fund Merger Agreements) of such Investment Fund with respect to its Pre-Formation Interest therein. As used herein with respect to a Pre-Formation Interest in an Investment Fund, "Allocated Share" means the Percentage Allocated Share.

        (c)   At the Closing, but prior to the effective time of the applicable DERA Fund or Single Asset Entity merger, the REIT shall, in exchange for each Contributed Interest, issue to the Contributor of such Contributed Interest a number of REIT Shares with an aggregate value equal to the Allocated Share in each applicable DERA Fund or Single Asset Entity in respect of that Contributed Interest (the "REIT Share Consideration"). No fractional REIT Shares shall be issued pursuant to this Agreement. If aggregating all REIT Shares that a holder of Contributed Interests would otherwise be entitled to receive as a result of any of the Formation Transactions would require the issuance of a fractional REIT Share, in lieu of such fractional REIT Share the holder shall be entitled to receive an amount in cash determined by multiplying the fraction of a REIT Share to which such holder would otherwise have been entitled, by the IPO Price. No interest will be paid or will accrue on any cash paid or payable in lieu of any fractional REIT Share. In the event that a holder of Pre-Formation Interests participates in any of the mergers pursuant to the Formation Transaction Documentation in combination with the contribution contemplated by this Agreement, any cash payable to such holder in lieu of fractional REIT Shares shall be paid pursuant to the applicable merger agreements and not pursuant to this Agreement.

        Section 1.03    FURTHER ACTION.     If, at any time after the Closing, the REIT shall determine or be advised that any deeds, bills of sale, assignments, assurances or other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the REIT or the Operating Partnership the right, title or interest in or to a Contributed Interest, the Contributor of such Contributed Interest shall execute and deliver all such deeds, bills of sale, assignments and assurances and to take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in such Contributed Interest or otherwise to carry out this Agreement; provided, that such Contributor shall not be obligated to take any action or execute any document if the additional actions or documents impose additional liabilities, obligations, covenants, responsibilities, representations or warranties on such Contributor that are not contemplated by this Agreement or reasonably inferable by the terms herein; and provided further, that the REIT will bear any out-of-pocket expenses not caused by a material breach of this Agreement by such Contributor.

        Section 1.04    DISTRIBUTION OF PRE-CLOSING CASH FLOW.     Immediately prior to the Closing Date, each DERA Fund and each Single Asset Entity shall distribute its good faith estimate of the Adjusted Net Operating Income of such DERA Fund or Single Asset Entity, as the case may be, for the period commencing on July 1, 2005 and ending on the Closing Date, to holders of Pre-Formation Interests in such DERA Fund or Single Asset Entity, as the case may be, in accordance with the applicable provisions of the Organization Agreement of such DERA Fund or Single Asset Entity (Section 5.3 of each DERA Fund's partnership agreement and the comparable provision of the applicable Single Asset Entity Organizational Agreement) (less any such amounts previously distributed to holders of such Pre-Formation Interests during such period), and no other amount. For purposes of this Agreement, "Adjusted Net Operating Income" means, with respect to any period, (A) net income before unrealized appreciation (depreciation) in real estate investments and the fair value of derivatives, i.e., the line item after deduction for minority interests, if any (but adding back any depreciation or amortization used to calculate such line item), of the Fund and the Fund Subsidiaries on a consolidated basis for such period (as determined on the same fair value basis of accounting historically employed by the Fund) less (B) the Capital Expense Allowance.

        Section 1.05    CALCULATION OF REIT SHARE CONSIDERATION.     As soon as practicable following the determination of the IPO Price and prior to the Closing, all calculations relating to the REIT Share Consideration shall be performed in good faith by, or under the direction of, REIT and shall be final and binding upon the Contributors.

        Section 1.06    TRANSACTION COSTS.     If the Closing occurs, the REIT and the Operating Partnership shall be solely responsible for all transaction costs and expenses of the REIT, the Operating Partnership and the Douglas Emmett Entities in connection with the Formation Transactions and the IPO, which include, but are not limited to, the underwriting discounts and commissions. In no event shall any of the Contributors have any responsibility for such costs and expenses.

        Section 1.07    ALTERNATIVE DIVISION OF TOTAL FORMATION TRANSACTION VALUE.     Notwithstanding anything else to the contrary in this Agreement, the REIT may also set forth in the final IPO prospectus an alternate division of the Total Formation Transaction Value into a larger amount of cash and correspondingly fewer REIT Shares and OP Units to be used if and to the extent the over-allotment option in the IPO is exercised (an "Alternative Division"). In the event of an Alternative Division, the following provisions shall apply:

          (A)  The actual amount of cash and number of REIT Shares and OP Units finally allocated to Pre-Formation Participants as part of the Total Formation Transaction Value shall be determined by the REIT based on whether and the extent to which the over-allotment option is exercised, with (1) the final amount of cash in the Total Formation Transaction Value being equal to (i) the minimum cash set forth in the final IPO prospectus plus (ii) the net proceeds from the exercise of the over-allotment option, but in any case not more than the maximum amount of cash specified in such Alternative Division, and (2) the number of REIT Shares and OP Units in the Total Formation Transaction Value being adjusted correspondingly based on the actual amount of cash included pursuant to clause (1) above.

          (B)  At the Closing, but prior to the effective time of the DERA Fund and Single Asset Entity mergers, the REIT shall issue to each Contributor in exchange for its Contributed Interest (1) a number of REIT Shares that would constitute such Contributor's Contributed Interest if the Elected REIT Share Percentage was were calculated on the basis that the maximum amount of cash specified in the Alternative Division is were included in the Total Formation Transaction Value, and (2) a right to receive, as promptly as practicable after the earlier of the exercise of the over-allotment option in full or the termination of the over-allotment option, (i) such number of additional REIT Shares as is required to bring the aggregate number of REIT Shares issued to such Contributor under this Agreement to the number of REIT Shares that would constitute such Contributor's Contributed Interest if when the Elected REIT Share Percentage was is calculated on the basis that using the maximum actual amount of cash specified in the Alternative Division is included in the Total Formation Transaction Value and (ii) the remainder of the REIT Share Consideration in cash.

          (C)  No cash shall be paid with respect to any fractional REIT Shares in the initial issuance pursuant to (B)(1) of this Section, and instead any such fractional REIT Shares shall be aggregated with any fractional REIT Shares in respect of the subsequent distribution pursuant to (B)(2) of this Section and paid as provided herein.

          (D)  The calculations by the REIT of the consideration to be paid for the Contributed Interest shall be done as soon as practicable following each of (i) the determination of the IPO Price and prior to the Effective Time and (ii) the earlier of the exercise of the over-allotment option or the termination of the over-allotment option, and the REIT shall take all necessary action provided in this Agreement with respect to the payment of the REIT Share Consideration at both of such times.

          (E)  In exchange for the contribution of Contributed Interests by the REIT to the OP hereunder, the Operating Partnership shall issue to the REIT that number of OP Units equal to the aggregate number of REIT Shares actually issued to the Contributors hereunder.

ARTICLE II

CLOSING

        Section 2.01    CONDITIONS PRECEDENT.

        (a)    Condition to Each Party's Obligations.     The respective obligation of each party to effect the contributions contemplated by this Agreement and to consummate the other transactions contemplated hereby to occur on the Closing Date is subject to the satisfaction or waiver on or prior to the effective time of the mergers contemplated in the applicable Formation Transaction Documentation, of the closing conditions set forth therein.

        (b)    Conditions to Obligations of the REIT.     The obligations of the REIT are further subject to satisfaction of the following conditions (any of which may be waived by the REIT in whole or in part):

          (i)    Representations and Warranties.    Except as would not have a Material Adverse Effect, the representations and warranties of each Contributor contained in this Agreement, as well as those of the Principals contained in the Representation, Warranty and Indemnity Agreement, shall be true and correct at the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).

          (ii)    Consents, Etc.    All necessary consents and approvals of Governmental Authorities or third parties (including lenders) for each Contributor to consummate the transactions contemplated hereby (except for those the absence of which would not have a material adverse effect on the ability of such Contributor to consummate the transactions contemplated by this Agreement) shall have been obtained.

        (c)    Conditions to Obligations of the Contributors.     The obligation of each Contributor to effect the contribution contemplated by this Agreement and to consummate the other transactions contemplated hereby to occur on the Closing Date are further subject to satisfaction of the following conditions:

          (i)    Representations and Warranties.    Except as would not have a Material Adverse Effect, the representations and warranties of the REIT contained in this Agreement shall be true and correct at the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).

          (ii)    Performance by the REIT.    The REIT shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

          (iii)    Consents, Etc.    All necessary consents and approvals of Governmental Authorities or third parties (including lenders) for the REIT to consummate the transactions contemplated hereby (except for those the absence of which would not have a material adverse effect on the ability of the REIT to consummate the transactions contemplated by this Agreement) shall have been obtained.

          (iv)    Registration Rights Agreement.    The REIT shall have entered into the registration rights agreement, substantially in the form attached as Exhibit C hereto. This condition may not be waived by any party hereto.

          (v)    Management Company Mergers.    The DERA/DECO Mergers shall have been consummated. This condition may not be waived by any party.

        Section 2.02    TIME AND PLACE.     Unless this Agreement shall have been terminated pursuant to Section 2.06 hereof, and subject to the satisfaction or waiver of the conditions in Section 2.01 hereof, the closing of the transfer contemplated by Section 1.01 and the other transactions contemplated by this Agreement shall be the day on which the REIT receives the proceeds from the IPO from the underwriter(s) (the "Closing" or the "Closing Date"). The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Los Angeles, California 90071 or such other place as determined by the REIT in its sole discretion. The Closing hereunder and the closing of the IPO shall be deemed concurrent for all purposes.

        Section 2.03    DELIVERY OF REIT SHARES.     At the Closing (or as soon as reasonably practicable thereafter), the REIT shall deliver or cause to be delivered to each Contributor a certificate representing the REIT Shares issuable hereunder to such Contributor and bearing the following legend:

  THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE CORPORATION AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS.

In addition, each such certificate representing REIT Shares so issuable shall bear a legend reflecting certain transfer and other restrictions for the purpose of maintaining the REIT's status as a real estate investment trust under the Code, in accordance with applicable Law.

        Section 2.04    CLOSING DELIVERIES.     At the Closing, the parties shall make, execute, acknowledge and deliver any other documents reasonably requested by the REIT or reasonably necessary or desirable to assign, transfer, convey, contribute and deliver the Contributed Interests, free and clear of all Liens and to effectuate the transactions contemplated hereby.

        Section 2.05    CLOSING COSTS.     The REIT shall pay any documentary transfer taxes, escrow charges, title charges and recording taxes or fees incurred in connection with the transactions contemplated hereby.

        Section 2.06    TERM OF THE AGREEMENT.     This Agreement shall terminate automatically if (i) the initial registration statement of the REIT for the IPO has not been filed with the Securities and Exchange Commission by December 31, 2006, or (ii) the contributions contemplated herein shall not have been consummated on or prior to April 20, 2007 (such date is hereinafter referred to as the "Outside Date").

        Section 2.07    EFFECT OF TERMINATION.     In the event of termination of this Agreement for any reason, all obligations on the part of the REIT and any Contributor under this Agreement shall terminate, except that the obligations set forth in Article VI shall survive; it being understood and agreed, however, for the avoidance of doubt, that if this Agreement is terminated because one or more of the conditions to a non-breaching party's obligations under this Agreement are not satisfied by the Outside Date as a result of the other party's material breach of a covenant, representation, warranty or other obligation under this Agreement or any other Formation Transaction Documentation, the non-breaching party's right to pursue all legal remedies with respect to such breach will survive such termination unimpaired, provided that no Contributor shall have any liability with respect to any such breach.

        Section 2.08    TAX WITHHOLDING.     The REIT shall be entitled to deduct and withhold, from the consideration payable pursuant to this Agreement to any holder of Contributed Interests, such amounts as the REIT is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the REIT, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Contributed Interests in respect of which such deduction and withholding was made by the REIT.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND INDEMNITIES OF THE REIT

        The REIT hereby represents and warrants to and covenants with each Contributor as follows:

        Section 3.01    ORGANIZATION; AUTHORITY.

        (a)   The REIT is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland. The REIT has all requisite power and authority to enter this Agreement and the other Formation Transaction Documentation and to carry out the transactions contemplated hereby and thereby, and to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not have a material adverse effect on the REIT and the REIT Subsidiaries (defined below) taken as a whole.

        (b)   Schedule 3.01(b) sets forth as of the date hereof (i) each Subsidiary of the REIT (each a "REIT Subsidiary"), (ii) the ownership interest therein of the REIT, and (iii) if not wholly owned by the REIT, the identity and ownership interest of each of the other owners of such REIT Subsidiary. Each REIT Subsidiary has been duly organized or formed and is validly existing under the laws of its jurisdiction of organization or formation, as applicable, has all power and authority to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the REIT and the REIT Subsidiaries taken as a whole.

        Section 3.02    DUE AUTHORIZATION.     The execution, delivery and performance of this Agreement and the other Formation Transaction Documentation by the REIT have been duly and validly authorized by all necessary action of the REIT. This Agreement, the other Formation Transaction Documentation and each agreement, document and instrument executed and delivered by or on behalf of the REIT pursuant to this Agreement or the other Formation Transaction Documentation constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the REIT, each enforceable against the REIT in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors' rights and general principles of equity.

        Section 3.03    CONSENTS AND APPROVALS.     Except in connection with the IPO and the consummation of the Formation Transactions, no consent, waiver, approval or authorization of, or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by the REIT in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

        Section 3.04    NO VIOLATION.     None of the execution, delivery or performance of this Agreement, the other Formation Transaction Documentation, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under (a) the organizational documents of the REIT, (b) any term or provision of any judgment, order, writ, injunction, or decree binding on the REIT, or (c) any other agreement to which the REIT is a party thereto.

        Section 3.05    VALIDITY OF REIT SHARES.     The REIT Shares to be issued to such Contributor pursuant to this Agreement will have been duly authorized by the REIT and, when issued against the consideration therefor, will be validly issued, fully paid and non-assessable and free and clear of all Liens created by the REIT (other than Liens created by the Articles of Amendment and Restatement of the REIT (the "Articles")).

        Section 3.06    LITIGATION.     There is no action, suit or proceeding pending or, to the REIT's knowledge, threatened against the REIT or any REIT Subsidiary which, if adversely determined, would have a material adverse effect on the financial condition or results of operations of the REIT or which challenges or impairs the ability of the REIT to execute or deliver, or perform its obligations under, this Agreement and the documents executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby.

        Section 3.07    ORGANIZATIONAL DOCUMENTS.     Attached as Exhibit D hereto is a true and correct copy of the Articles and Bylaws of the REIT in substantially final form.

        Section 3.08    LIMITED ACTIVITIES.     Except for activities in connection with the IPO or the Formation Transactions, none of the REIT and the REIT Subsidiaries has engaged in any material business or incurred any material obligations.

        Section 3.09    NO OTHER REPRESENTATIONS OR WARRANTIES.     Other than the representations and warranties expressly set forth in this Article III, the REIT shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

        Section 3.10    INDEMNIFICATION.

        (a)   From and after the Closing Date, the REIT shall indemnify and hold harmless each Contributor and its directors, beneficiaries, officers, employees, partners, agents, representatives and

Affiliates (each of which is a "Contributor Indemnified Party") from and against any and all charges, complaints, claims, actions, causes of action, losses, damages, liabilities and expenses of any nature whatsoever, including without limitation, amounts paid in settlement, reasonable attorneys' fees, costs of investigation, costs of investigative judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds (collectively, "Losses") arising out of or relating to, asserted against, imposed upon or incurred by the Contributor Indemnified Party in connection with or as a result of any breach of a representation, warranty or covenant of the REIT contained in this Agreement or in any schedule, exhibit, certificate or affidavit or any other document delivered by the REIT pursuant to this Agreement; provided, however, that the REIT shall not have any obligation under this Section to indemnify any Contributor Indemnified Party against any Losses to the extent that such Losses arise by virtue of (i) any diminution in the value of REIT Shares, or (ii) a Contributor's breach of this Agreement, gross negligence, willful misconduct or fraud. Nothing in this Section 3.10(a) shall relieve the parties to the Representation, Warranty and Indemnity Agreement of any liability under the express terms thereof.

        (b)   At the time when any Contributor Indemnified Party learns of any potential claim under this Section 3.10 (a "Claim") against the REIT it will promptly give written notice (a "Claim Notice") to the REIT; provided that failure to do so shall not prevent recovery under this Agreement, except to the extent that the REIT shall have been materially prejudiced by such failure. Each Claim Notice shall describe in reasonable detail the facts known to such Contributor Indemnified Party giving rise to such Claim, and the amount or good faith estimate of the amount of Losses arising therefrom. Unless prohibited by Law, such Contributor Indemnified Party shall deliver to the REIT, promptly after such Contributor Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by such Contributor Indemnified Party relating to a Third Party Claim (defined below). Any Contributor Indemnified Party may at its option demand indemnity under this Section 3.10 as soon as a Claim has been threatened by a third party, regardless of whether an actual Loss has been suffered, so long as such Contributor Indemnified Party shall in good faith determine that such claim is not frivolous and that such Contributor Indemnified Party may be liable for, or otherwise incur, a Loss as a result thereof.

        (c)   The REIT shall be entitled, at its own expense, to assume and control the defense of any Claims based on claims asserted by third parties ("Third Party Claims"), through counsel chosen by the REIT and reasonably acceptable to such Contributor Indemnified Party (or any person authorized by such Contributor Indemnified Parties to act on its behalf), if it gives written notice of its intention to do so to such Contributor Indemnified Party within thirty (30) days of the receipt of the applicable Claim Notice; provided, however, that such Contributor Indemnified Party may at all times participate in such defense at its expense. Without limiting the foregoing, in the event that the REIT exercises the right to undertake any such defense against a Third Party Claim, such Contributor Indemnified Party shall cooperate with the REIT in such defense and make available to the REIT (unless prohibited by Law), at the REIT's expense, all witnesses, pertinent records, materials and information in such Contributor Indemnified Party's possession or under such Contributor Indemnified Party's control relating thereto as is reasonably required by the REIT. No compromise or settlement of such Third Party Claim may be effected by either such Contributor Indemnified Party, on the one hand, or the REIT, on the other hand, without the other's consent (which shall not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of Law and no effect on any other claims that may be made against such other party and (ii) each Contributor Indemnified Party that is party to such claim is released from all liability with respect to such claim.

        (d)   All representations, warranties and covenants of the REIT contained in this Agreement shall survive after the effective time of the mergers contemplated in the applicable Formation Transaction Documentation until the first anniversary of the Closing Date (the "Expiration Date"). If written notice of a claim in accordance with the provisions of this Section 3.10 has been given prior to the Expiration

Date, then the relevant representation, warranty and covenant shall survive, but only with respect to such specific claim, until such claim has been finally resolved. Any claim for indemnification not so asserted in writing by the Expiration Date may not thereafter be asserted and shall forever be waived. In furtherance of the foregoing, each Contributor hereby waives, as of the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against the other parties hereto arising under or based upon any federal, state, local or foreign Law, other than the right to seek indemnity pursuant to this Section 3.10. The foregoing sentence shall not (i) limit a Contributor's right to specific performance or injunctive relief in connection with the breach by the REIT of its covenants in this Agreement or (ii) constitute a waiver of any rights or remedies of a Contributor under the Organizational Agreements governing such Contributor's Contributed Interest.

        (e)   All indemnity payments made hereunder shall be treated as adjustments to the consideration paid hereunder for United States federal income tax purposes.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR

        Except as disclosed in the Prospectus, each Contributor hereby represents, warrants and agrees that as of the Closing Date:

        Section 4.01    ORGANIZATION; AUTHORITY.     If such Contributor is an individual, such Contributor has the legal capacity and authority to execute, deliver and perform its obligations under this Agreement, and no Person has any community property rights, by virtue of marriage or otherwise, with respect to the Contributed Interest. If such Contributor is a Person other than an individual, such Contributor has been duly organized, is validly existing and in good standing under the Laws of its jurisdiction of organization, and has all requisite power and authority to enter this Agreement, each agreement contemplated hereby and to carry out the transactions contemplated hereby and thereby.

        Section 4.02    DUE AUTHORIZATION.     If such Contributor is a Person other than an individual, the execution, delivery and performance of this Agreement by such Contributor have been duly and validly authorized by all necessary action required of such Contributor. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of such Contributor pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of such Contributor, each enforceable against such Contributor in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors' rights and general principles of equity.

        Section 4.03    OWNERSHIP OF CONTRIBUTED INTEREST.     Such Contributor is the record owner of its Contributed Interest and has the power and authority to transfer, sell, assign and convey to the REIT such Contributed Interest free and clear of any Liens (other than Liens created by the Organizational Agreements governing such Contributed Interest) and, upon delivery of the consideration for such Contributed Interest as provided herein, the REIT will acquire good and valid title thereto, free and clear of any Liens (other than those Liens created by the Organizational Agreements governing such Contributed Interest). Except as provided for or contemplated by this Agreement or the other applicable Formation Transaction Documentation, there are no rights, subscriptions, warrants, options, conversion rights, preemptive rights, agreements, instruments or understandings of any kind outstanding (i) relating to such Contributed Interest or (ii) to purchase, transfer or to otherwise acquire, or to in any way encumber, any of the interests which comprise such Contributed Interest or any securities or obligations of any kind convertible into any of the interests which comprise such Contributed Interest. Such Contributor has no equity interest, either direct or indirect, in the Properties, except for such Contributor's Pre-Formation Interests.

        Section 4.04    CONSENTS AND APPROVALS.     Except as shall have been satisfied on or prior to the Closing Date, no consent, waiver, approval or authorization of, or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by such Contributor in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except for those consents, waivers, approvals, authorizations or filings, the failure of which to obtain or to file would not have a Material Adverse Effect.

        Section 4.05    NO VIOLATION.     None of the execution, delivery or performance of this Agreement, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (A) the organizational documents, if any, of such Contributor, (B) any agreement, document or instrument to which such Contributor is a party or by which such Contributor or its Contributed Interest is bound or (C) any term or provision of any judgment, order, writ, injunction, or decree binding on such Contributor (or its assets or properties), except, in the case of clause (B) and (C), any such breaches or defaults that would not have a Material Adverse Effect.

        Section 4.06    NON-FOREIGN PERSON.     Unless otherwise indicated on such Contributor's letter of transmittal, such Contributor is a United States person (as defined in the Code) and is, therefore, not subject to the provisions of the Code relating to the withholding of sales or exchange proceeds to foreign persons.

        Section 4.07    SOLVENCY.     Such Contributor has been and will be solvent at all times prior to and for the ninety (90) day period following the transfer of its Contributed Interest to the REIT.

        Section 4.08    LITIGATION.     To such Contributor's knowledge, there is no action, suit or proceeding pending or threatened against such Contributor affecting all or any portion of its Contributed Interest or such Contributor's ability to consummate the transactions contemplated hereby which, if adversely determined, would adversely affect such Contributor's ability to so consummate the transactions contemplated hereby. Such Contributor knows of no outstanding order, writ, injunction or decree of any Governmental Authority against or affecting all or any portion of such Contributor's Contributed Interest, which in any such case would impair such Contributor's ability to enter into and perform all of its obligations under this Agreement.

        Section 4.09    INVESTMENT.     Such Contributor acknowledges that the offering and issuance of the REIT Shares to be acquired pursuant to this Agreement are intended to be exempt from registration under the Securities Act and that the REIT's reliance on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of such Contributor contained herein. In furtherance thereof, such Contributor represents and warrants to the REIT as follows:

        (a)   Such Contributor is an "accredited investor" (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act).

        (b)   Such Contributor is acquiring the REIT Shares solely for its own account for the purpose of investment and not as a nominee or agent for any other Person and not with a view to, or for offer or sale in connection with, any distribution of any thereof in violation of the securities Laws.

        (c)   Such Contributor is knowledgeable, sophisticated and experienced in business and financial matters; such Contributor has previously invested in securities similar to the REIT Shares and fully understands the limitations on transfer imposed by the federal securities Laws. Such Contributor is able to bear the economic risk of holding the REIT Shares for an indefinite period and is able to afford the complete loss of its investment in the REIT Shares; such Contributor has received and reviewed all information and documents about or pertaining to the REIT and the business and prospects of the

REIT and the issuance of the REIT Shares as such Contributor deems necessary or desirable, and has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such information and documents, the REIT and the business and prospects of the REIT which such Contributor deems necessary or desirable to evaluate the merits and risks related to its investment in the REIT Shares; and such Contributor understands and has taken cognizance of all risk factors related to the purchase of the REIT Shares. Such Contributor is relying upon its own independent analysis and assessment (including with respect to taxes), and the advice of such Contributor's advisors (including tax advisors), and not upon that of the REIT or any of the REIT's Affiliates, for purposes of evaluating, entering into, and consummating the transactions contemplated hereby.

        (d)   Such Contributor acknowledges that the REIT Shares have not been registered under the Securities Act and, therefore, may not be sold unless registered under the Securities Act or an exemption from registration is available.

        Section 4.10    NO OTHER REPRESENTATIONS OR WARRANTIES.     Other than the representations and warranties expressly set forth in this Article IV, such Contributor shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

        Section 4.11    SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE FUND.     The parties hereto agree and acknowledge that the representations and warranties set forth in this Article IV (other than Sections 4.03, 4.06 and 4.09) shall not survive the Closing.

ARTICLE V

COVENANTS AND OTHER AGREEMENTS

        Section 5.01    COVENANTS OF THE CONTRIBUTORS.     From the date hereof through the Closing, except as otherwise provided for or as contemplated by this Agreement or the other applicable Formation Transaction Documentation, each Contributor shall not sell, transfer or otherwise dispose of all or any portion of such Contributor's Contributed Interest.

        Section 5.02    COMMERCIALLY REASONABLE EFFORTS BY THE REIT AND THE CONTRIBUTOR.     Each of the REIT and each Contributor shall use commercially reasonable efforts and cooperate with each other in (i) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable Law or regulation or from any Governmental Authority or third party) in connection with the transactions contemplated by this Agreement, and (ii) promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, waivers, permits or authorizations.

ARTICLE VI

GENERAL PROVISIONS

        Section 6.01    NOTICES.     All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered personally, (b) five (5) Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (c) one (1) Business Day after being sent by a nationally recognized overnight courier or (d) transmitted by facsimile if confirmed within 24 hours thereafter by a signed original sent in the manner provided in clause (a), (b) or (c) to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party):

        (a)   if to the REIT to:

  Douglas Emmett, Inc.
  808 Wilshire Boulevard, Suite 200
  Santa Monica, California 90401
  Facsimile: (310) 255-7702
  Attention: Chief Executive Officer

        (b)   If to a Contributor, to the address set forth opposite such Contributor's name on Schedule I hereto.

        Section 6.02    DEFINITIONS.     For purposes of this Agreement, the following terms shall have the following meanings.

        (a)   "Accredited Investor" has the meaning set forth under Regulation D of the Securities Act.

        (b)   "Affiliate" means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

        (c)   "Business Day" means any day that is not a Saturday, Sunday or legal holiday in the State of California.

        (d)   "Capital Expense Allowance" means, for any period, an amount equal to $0.33 per rentable square foot per month for all Properties for such period.

        (e)   "Code" means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated or issued thereunder.

        (f)    "Consent Form" means the forms provided to each holder of Pre-Formation Interests to consent to the Formation Transactions and to make such holder's irrevocable elections with respect to consideration to be received in the Formation Transactions.

        (g)   "Contributed Interest" means for each Pre-Formation Participant who has made a Valid Election to receive REIT Shares with respect to all or a portion of its Pre-Formation Interest, that portion of its Pre-Formation Interest representing the Elected REIT Share Percentage of such Pre-Formation Participant but excluding any such Pre-Formation Interest with respect to DERF 2005 and any such Pre-Formation Interest held by a Non-Performing Contributor; provided, however, that in the event of an Alternative Division, the Elected REIT Share Percentage shall be calculated, for this purpose, on the basis that the minimum amount of cash specified in the Alternative Division is included in the Total Formation Transaction Value.

        (h)   "Elected REIT Share Percentage" means, with respect to any Pre-Formation Interest, the percentage of the Allocated Share for which the holder thereof has made a Valid Election to receive REIT Shares.

        (i)    "Governmental Authority" means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

        (j)    "IPO Price" means the initial public offering price of a REIT Share in the IPO.

        (k)   "Laws" means laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority.

        (l)    "Liens" means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

        (m)  "Material Adverse Effect" means a material adverse effect on the REIT and the Properties (after giving effect to the Formation Transactions), taken as a whole.

        (n)   "Maximum Cash Percentage" means that percentage which (when used in all of the Formation Transaction Documentation as the Maximum Cash Percentage) results in an allocation of cash in the Formation Transactions (excluding cash payable under fractional share provisions) equal to the amount of cash, expressed as a percentage, included in the Total Formation Transaction Value, excluding in each case all cash paid pursuant to the Formation Transactions with respect to (i) all Pre-Formation Interests held by Pre-Formation Participants who are not Accredited Investors and (ii) the DERF 2005 Investment Amount.

        (o)   "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

        (p)   "Principals" means Dan Emmett, Christopher Anderson, Jordan Kaplan, and Kenneth Panzer.

        (q)   "Properties" means the office, residential or other property owned by the Douglas Emmett Entities or any of their Subsidiaries or leased pursuant to a ground lease.

        (r)   "Prospectus" means the REIT's final prospectus as filed with the SEC.

        (s)   "Representation, Warranty and Indemnity Agreement" means the Representation, Warranty and Indemnity Agreement, dated as of the date hereof, by and among the REIT, the Operating Partnership and the Principals.

        (t)    "Securities Act" means the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder.

        (u)   "Subsidiary" of any Person means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary of such Person) either (i) a general partner, managing member or other similar interest, or (ii)(A) 10% or more of the voting power of the voting capital stock or other equity interests, or (B) 10% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity.

        (v)   "Tax" means all federal, state, local and foreign income, property, withholding, sales, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to Tax with respect thereto.

        (w)  "Valid Election" means, with respect to any Pre-Formation Interest, an irrevocable election to receive all or a portion of its Allocated Share in the form of cash and/or OP Units or REIT Shares as indicated on the properly completed and timely received Consent Form of the holder of such Pre-Formation Interest, including through an election made as a backup election if cash is limited to the Maximum Cash Percentage.

        Section 6.03    COUNTERPARTS.     This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

        Section 6.04    ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES.     This Agreement, the other Formation Transaction Documentation and the Consent Forms, including, without limitation, the exhibits and schedules hereto and thereto, constitute the entire agreement and supersede each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement. This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto.

        Section 6.05    GOVERNING LAW.     This Agreement shall be governed by, and construed in accordance with, the Laws of the State of California, regardless of any Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        Section 6.06    ASSIGNMENT.     This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no force and effect, except that the REIT may assign its rights and obligations hereunder to an Affiliate, and the Contributor may assign its rights and obligations hereunder to anyone to whom it has conveyed its Contributed Interest in accordance with the provisions of the Organizational Agreements of the applicable Douglas Emmett Entities, provided that such assignee assumes this Agreement in writing and agrees to be bound by the terms hereof and of the Valid Election of the Contributor.

        Section 6.07    JURISDICTION.     The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the County of Los Angeles, with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper.

        Section 6.08    DISPUTE RESOLUTION.     The parties intend that this Section 6.08 will be valid, binding, enforceable, exclusive and irrevocable and that it shall survive any termination of this Agreement.

        (a)   Upon any dispute, controversy or claim arising out of or relating to this Agreement or the enforcement, breach, termination or validity thereof ("Dispute"), the party raising the Dispute will give written notice to the other parties to the Dispute describing the nature of the Dispute following which the parties to such Dispute shall attempt for a period of ten (10) Business Days from receipt by the parties of notice of such Dispute to resolve such Dispute by negotiation between representatives of the parties hereto who have authority to settle such Dispute. All such negotiations shall be confidential and any statements or offers made therein shall be treated as compromise and settlement negotiations for purposes of any applicable rules of evidence and shall not be admissible as evidence in any subsequent proceeding for any purpose. The statute of limitations applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defense based on the running of the statute of limitations will be available based upon the passage of time during any such negotiation. Regardless of the foregoing, a party shall have the right to seek immediate injunctive relief pursuant to Section 6.08(c) below without regard to any such 10-day negotiation period.

        (b)   Any Dispute (including the determination of the scope or applicability of this agreement to arbitrate) that is not resolved pursuant to Section 6.08(a) above shall be submitted to final and binding arbitration in California before one neutral and impartial arbitrator, in accordance with the Laws of the State of California for agreements made in and to be performed in that State. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Within fifteen

(15) days following a demand for arbitration, the arbitrator shall be appointed by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. The arbitrator shall designate the place and time of the hearing. The hearing shall be scheduled to begin as soon as practicable and no later than sixty (60) days after the appointment of the arbitrator (unless such period is extended by the arbitrator for good cause shown) and shall be conducted as expeditiously as possible. The award, which shall set forth the arbitrator's findings of fact and conclusions of law, shall be filed with JAMS and mailed to the parties no later than thirty (30) days after the close of the arbitration hearing. The arbitration award shall be final and binding on the parties and not subject to collateral attack. Judgment upon the arbitration award may be entered in any federal or state court having jurisdiction thereof.

        (c)   Notwithstanding the parties' agreement to submit all Disputes to final and binding arbitration before JAMS, the parties shall have the right to seek and obtain temporary or preliminary injunctive relief in any court having jurisdiction thereof. Such courts shall have authority to, among other things, grant temporary or provisional injunctive relief in order to protect any party's rights under this Agreement. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal's orders to that effect.

        (d)   The prevailing party shall be entitled to recover its costs and reasonable attorneys' fees, and the non-prevailing party shall pay all expenses and fees of JAMS, all costs of the stenographic record, all expenses of witnesses or proofs that may have been produced at the direction of the arbitrator, and the fees, costs, and expenses of the arbitrator. The arbitrator shall allocate such costs and designate the prevailing party or parties for these purposes.

        Section 6.09    SEVERABILITY.     Each provision of this Agreement will be interpreted so as to be effective and valid under applicable Law, but if any provision is held invalid, illegal or unenforceable under applicable Law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein.

        Section 6.10    RULES OF CONSTRUCTION.

        (a)   The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        (b)   The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless explicitly stated otherwise herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

        Section 6.11    EQUITABLE REMEDIES.     The parties agree that irreparable damage would occur to the REIT in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the REIT shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by a Contributor and to enforce specifically the terms and provisions hereof in any federal or state court located in California, this being in addition to any other remedy to which the REIT is entitled under this Agreement or otherwise at law or in equity. Notwithstanding the foregoing, this Agreement shall not bar any equitable remedies otherwise available to the Contributor pursuant to the terms and provisions contained in Section 3.10.

        Section 6.12    TIME OF THE ESSENCE.     Time is of the essence with respect to all obligations under this Agreement.

        Section 6.13    DESCRIPTIVE HEADINGS.     The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

        Section 6.14    NO PERSONAL LIABILITY CONFERRED.     This Agreement shall not create or permit any personal liability or obligation on the part of any officer, director, partner, employee or shareholder of the REIT or any of the Contributors.

        Section 6.15    CONSENT OF GENERAL PARTNERS OR MANAGER.     In accordance with the terms of the agreements governing the Contributed Interests, each general partner or manager, as the case may be, of the applicable Douglas Emmett Entity relating to each Contributed Interest consents to the applicable transfers contemplated in Section 1.01 hereof and the admission of the REIT as a substituted limited partner or member, as the case may be, in such applicable Douglas Emmett Entity.

        Section 6.16    WAIVER OF SECTION 1542 PROTECTIONS.     As of the Closing Date, each of the parties hereto expressly acknowledges that it has had, or has had and waived, the opportunity to be advised by independent legal counsel and hereby waives and relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code and does so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542 which provides:

  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR.

        Section 6.17    AMENDMENTS.     This Agreement may be amended by appropriate instrument, without the consent of any Contributor, at any time prior to the Closing Date; provided, that no such amendment, modification or supplement shall be made that alters the amount or changes the form of the consideration to be delivered to such holders.

[SIGNATURE PAGES FOLLOW]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers or representatives, all as of the date first written above.

DOUGLAS EMMETT, INC.
By:	/s/ JORDAN KAPLAN
	Name:	Jordan Kaplan
	Title:	Chief Executive Officer
Solely with respect to Section 1.01(b)
DOUGLAS EMMETT PROPERTIES, LP
By:	Douglas Emmett, LLC Its General Partner
By:	Douglas Emmett, Inc. Its Sole Member
By:	/s/ JORDAN KAPLAN
	Name:	Jordan Kaplan
	Title:	Chief Executive Officer

Solely with respect to Sections 1.01 and 6.15

DOUGLAS EMMETT REALTY ADVISORS,
a California corporation
(acting in its capacity as general partner of each of Douglas Emmett Realty Fund, Douglas Emmett Realty Fund No. 2, Douglas Emmett Realty Fund 1995, Douglas Emmett Realty Fund 1996, Douglas Emmett Realty Fund 1997, Douglas Emmett Realty Fund 1998, Douglas Emmett Realty Fund 2000, Douglas Emmett Realty Fund 2002, Douglas Emmett Realty Fund 2005, The Opportunity Fund, The Opportunity Fund 1995 and The Opportunity Fund 1996)
By:	/s/ DAN A. EMMETT
	Name:	Dan A. Emmett
	Title:	President and Chief Executive Officer
Solely with respect to Sections 1.01 and 6.15
ABERDEEN PROPERTIES, A CALIFORNIA LIMITED PARTNERSHIP (acting in its capacity as general partner of Barry Properties, Ltd., Kiowa Properties, Ltd. and Barrington/Kiowa Properties)
By:	New September, LLC, a California limited liability company, Its General Partner
By:	Dan A. Emmett Revocable Living Trust of November 21, 1985, Its Manager
By:	/s/ DAN A. EMMETT
	Name:	Dan A. Emmett
	Title:	Trustee

Solely with respect to Sections 1.01 and 6.15
CORAL REALTY, A CALIFORNIA LIMITED PARTNERSHIP (acting in its capacity as general partner of Brentwood-San Vicente Medical, Ltd. and Brentwood Court)
By:	New September, LLC, a California limited liability company, Its General Partner
By:	Dan A. Emmett Revocable Living Trust of November 21, 1985, Its Manager
By:	/s/ DAN A. EMMETT
	Name:	Dan A. Emmett
	Title:	Trustee
Solely with respect to Sections 1.01 and 6.15
EA REALTY, A CALIFORNIA LIMITED PARTNERSHIP (acting in its capacity as general partner of Brentwood Plaza and San Vicente Plaza, a California limited partnership)
By:	New September, LLC, a California limited liability company, Its General Partner
By:	Dan A. Emmett Revocable Living Trust of November 21, 1985, Its Manager
By:	/s/ DAN A. EMMETT
	Name:	Dan A. Emmett
	Title:	Trustee

Solely with respect to Sections 1.01 and 6.15
NEW SEPTEMBER, LLC (acting in its capacity as manager of Owensmouth/Warner, LLC)
By:	Dan A. Emmett Revocable Living Trust of November 21, 1985, Its Manager
By:	/s/ DAN A. EMMETT
	Name:	Dan A. Emmett
	Title:	Trustee
CONTRIBUTORS LISTED ON SCHEDULE I HERETO
By:	/s/ DAN A. EMMETT
	Name:	Dan A. Emmett
	Title:	President and Chief Executive Officer of Douglas Emmett Realty Advisors
As Attorney-in-Fact acting on behalf of each of the Contributors named on Schedule I hereto

EXHIBITS

Exhibit A:	List of DERA Funds and Single Asset Entities
Exhibit B:	List of Formation Transaction Documentation
Exhibit C:	Form of Registration Rights Agreement
Exhibit D:	Articles and Bylaws

QuickLinks

  Exhibit 10.37
REIT CONTRIBUTION AGREEMENT
TABLE OF CONTENTS
DEFINED TERMS
  Section 1.01 CONTRIBUTION TRANSACTION; ASSIGNMENT AND ASSUMPTION.
  (a) Contribution by Contributors.
  (b) Contribution by REIT.
  Section 1.02 CONSIDERATION.
  Section 1.03 FURTHER ACTION.
  Section 1.04 DISTRIBUTION OF PRE-CLOSING CASH FLOW.
  Section 1.05 CALCULATION OF REIT SHARE CONSIDERATION.
  Section 1.06 TRANSACTION COSTS.
  Section 1.07 ALTERNATIVE DIVISION OF TOTAL FORMATION TRANSACTION VALUE.
  Section 2.01 CONDITIONS PRECEDENT.
  (a) Condition to Each Party's Obligations.
  (b) Conditions to Obligations of the REIT.
  (c) Conditions to Obligations of the Contributors.
  Section 2.02 TIME AND PLACE.
  Section 2.03 DELIVERY OF REIT SHARES.
  Section 2.04 CLOSING DELIVERIES.
  Section 2.05 CLOSING COSTS.
  Section 2.06 TERM OF THE AGREEMENT.
  Section 2.07 EFFECT OF TERMINATION.
  Section 2.08 TAX WITHHOLDING.
ARTICLE III REPRESENTATIONS, WARRANTIES AND INDEMNITIES OF THE REIT
  Section 3.01 ORGANIZATION; AUTHORITY.
  Section 3.02 DUE AUTHORIZATION.
  Section 3.03 CONSENTS AND APPROVALS.
  Section 3.04 NO VIOLATION.
  Section 3.05 VALIDITY OF REIT SHARES.
  Section 3.06 LITIGATION.
  Section 3.07 ORGANIZATIONAL DOCUMENTS.
  Section 3.08 LIMITED ACTIVITIES.
  Section 3.09 NO OTHER REPRESENTATIONS OR WARRANTIES.
  Section 3.10 INDEMNIFICATION.
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR
  Section 4.01 ORGANIZATION; AUTHORITY.
  Section 4.02 DUE AUTHORIZATION.
  Section 4.03 OWNERSHIP OF CONTRIBUTED INTEREST.
  Section 4.04 CONSENTS AND APPROVALS.
  Section 4.05 NO VIOLATION.
  Section 4.06 NON-FOREIGN PERSON.
  Section 4.07 SOLVENCY.
  Section 4.08 LITIGATION.
  Section 4.09 INVESTMENT.
  Section 4.10 NO OTHER REPRESENTATIONS OR WARRANTIES.
  Section 4.11 SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE FUND.
ARTICLE V COVENANTS AND OTHER AGREEMENTS
  Section 5.01 COVENANTS OF THE CONTRIBUTORS.
  Section 5.02 COMMERCIALLY REASONABLE EFFORTS BY THE REIT AND THE CONTRIBUTOR.
ARTICLE VI GENERAL PROVISIONS
  Section 6.01 NOTICES.
  Section 6.02 DEFINITIONS.
  Section 6.03 COUNTERPARTS.
  Section 6.04 ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES.
  Section 6.05 GOVERNING LAW.
  Section 6.06 ASSIGNMENT.
  Section 6.07 JURISDICTION.
  Section 6.08 DISPUTE RESOLUTION.
  Section 6.09 SEVERABILITY.
  Section 6.10 RULES OF CONSTRUCTION.
  Section 6.11 EQUITABLE REMEDIES.
  Section 6.12 TIME OF THE ESSENCE.
  Section 6.13 DESCRIPTIVE HEADINGS.
  Section 6.14 NO PERSONAL LIABILITY CONFERRED.
  Section 6.15 CONSENT OF GENERAL PARTNERS OR MANAGER.
  Section 6.16 WAIVER OF SECTION 1542 PROTECTIONS.
  Section 6.17 AMENDMENTS.